Exhibit 5.1

ATTORNEYS • CIVIL LAW NOTARIES • TAX ADVISERS

Beethovenstraat 400

1082 PR Amsterdam

T +31 20 71 71 000

Amsterdam, August 26, 2026.

To the Company:

We have acted as legal counsel as to Dutch law to the Company in connection with the Offering and the filing of the Prospectus Supplement with the SEC. This opinion letter is rendered to you in order to be filed with the SEC as an exhibit to the Company’s report on Form 6-K to be filed with the SEC in connection with the closing of the Offering.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A to this opinion letter. The headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document reviewed by us in connection with this opinion letter.

In rendering the opinions expressed in this opinion letter, we have reviewed and relied upon drafts of the Reviewed Documents, the Registration Statement and the Prospectus Supplement as filed with SEC and pdf copies or drafts, as applicable, of the Corporate Documents and we have assumed that the Reviewed Documents shall be entered into for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Dutch courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Dutch or European competition law, data protection law, tax law, securitisation law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with, or to notify or inform you of, any developments and/or changes of Dutch law subsequent to today’s date. We do not purport to opine on the consequences of amendments to the Reviewed Documents, the Registration Statement, the Prospectus Supplement or the Corporate Documents subsequent to the date of this opinion letter.

All legal relationships are subject to NautaDutilh N.V.’s general terms and conditions (see https://www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Dutch law. The competent courts at Amsterdam, the Netherlands, have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter. Any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Dutch law and shall be subject to the general terms and conditions of NautaDutilh. Any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under NautaDutilh’s insurance policy in the matter concerned. No person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Dutch legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Dutch legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.

drafts of documents reviewed by us will be signed in the form of those drafts, each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.	the Registration Statement has been declared effective by the SEC and the Prospectus Supplement has been filed with the SEC, in each case in the form reviewed by us prior to the first Relevant Moment;

c.

if any signature under any document is an electronic signature (as opposed to a handwritten (“wet ink”) signature) only, it is either a qualified electronic signature within the meaning of the eIDAS Regulation, or the method used for signing is otherwise sufficiently reliable;

d.

at each Relevant Moment, (i) Ordinary Shares shall have been admitted for trading on a trading system outside the European Economic Area comparable to a regulated market or a multilateral trading facility as referred to in Section 2:86c(1) DCC and (ii) no financial instruments issued by the Company (or depository receipts for or otherwise representing such financial instruments) shall have been admitted to trading on a regulated market, multilateral trading facility or organised trading facility operating in the European Economic Area (and no request for admission of any such financial instruments to trading on any such trading venue shall have been made);

e.	each of the Deed of Incorporation and the Deed of Conversion is a valid notarial deed;

f.

(i) no internal regulations (reglementen) have been or shall have been, as applicable, adopted by any corporate body of the Company which would affect the validity of the resolutions recorded in the Resolutions and (ii) the Current Articles are the Articles of Association currently in force and as they will be in force at each Relevant Moment;

g.

at each Relevant Moment, (i) the resolutions recorded in the Resolutions shall accurately reflect the resolutions passed and shall be in full force and effect and (ii) the factual statements made and the confirmations given in the Resolutions and in each Deed of Issue shall be complete and correct;

h.	at each Relevant Moment, the authorised share capital (maatschappelijk kapitaal) of the Company shall allow for the issuance of the Offer Shares, Option Shares and Warrant Shares;

i.	at a Relevant Moment, the relevant Deed of Issue shall have been validly signed and executed on behalf of the Company;

j.

the pre-funded amounts paid for the Warrants constitute payment (volstorting) of the underlying Warrant Shares, such amounts are at least equal to the aggregate nominal value of the underlying Warrant Shares, and such amounts shall have been paid in cash as provided for in the relevant Warrant Agreement and shall have been received and accepted by the Company ultimately upon the issuance of the relevant Warrant Shares and, where relevant, the Company shall have consented to payment in a currency other than Euro;

k.

the Option and each Warrant (i) has been validly granted as a right to subscribe for Ordinary Shares (recht tot het nemen van aandelen), (ii) shall be in full force and effect upon being exercised and (iii) shall have been validly exercised in accordance with the terms of the Underwriting Agreement or the relevant Warrant Agreement, respectively;

l.	the Offering, to the extent made in the Netherlands, has been, is and will be made in conformity with the Prospectus Regulation, the PRIIPs Regulation and the rules promulgated thereunder; and

m.	at each Relevant Moment, each of the assumptions made in this opinion letter was or will be, as applicable, correct in all aspects by reference to the facts and circumstances then existing.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Incorporation and Corporate Status

1.	The Company has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid and is validly existing as a naamloze vennootschap.

Offer Shares, Option Shares and Warrant Shares

2.

Subject to receipt by the Company of payment in full for the Offer Shares and the Option Shares as provided for in the Reviewed Documents, and when issued and accepted in accordance with the Resolutions and the Reviewed Documents, the Offer Shares and the Option Shares shall be validly issued, fully paid and non-assessable.

3.

Subject to receipt by the Company of payment in full for, or other satisfaction of the exercise price for, the Warrant Shares in accordance with the relevant Warrant Agreement, and when issued and accepted in accordance with the Resolutions and the relevant Warrant Agreement, the Warrant Shares shall be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following qualifications:

A.

The opinion expressed in paragraph 1 of this opinion letter must not be read to imply that the Company cannot be dissolved (ontbonden). A company such as the Company may be dissolved, inter alia by the competent court at the request of its board of directors (bestuur), any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.

B.

Pursuant to Section 2:7 DCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Dutch Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Based on the objects clause contained in the Current Articles, we have no reason to believe that, by entering into the Reviewed Documents, the Company would transgress the description of the objects contained in its Articles of Association. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Company are served by entering into the Reviewed Documents since this is a matter of fact.

C.

Pursuant to Section 2:98c DCC, a naamloze vennootschap may grant loans (leningen verstrekken) only in accordance with the restrictions set out in Section 2:98c DCC, and may not provide security (zekerheid stellen), give a price guarantee (koersgarantie geven) or otherwise bind itself, whether jointly and severally or otherwise with or for third parties (zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden) with a view to (met het oog op) the subscription or acquisition by third parties of shares in its share capital or depository receipts. This prohibition also applies to its subsidiaries (dochtervennootschappen). It is generally assumed that a transaction entered into in violation of Section 2:98c DCC is null and void (nietig). Based on the content of the Reviewed Documents, we have no reason to believe that the Company or its subsidiaries would violate Section 2:98c DCC in connection with the issue of the Offer Shares, Option Shares or Warrant Shares. However, we cannot confirm this definitively, since this is a matter of fact.

D.	The opinions expressed in this opinion letter may be limited or affected by:

a.	rules relating to Insolvency Proceedings or similar proceedings under a foreign law and other rules affecting creditors’ rights generally;

b.

the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to insolvency practitioners and insolvency office holders in bankruptcy proceedings or creditors;

c.	claims based on tort (onrechtmatige daad);

d.	sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Dutch Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e.	the Anti-Boycott Regulation, Anti Money Laundering Laws and related legislation;

f.	any intervention, recovery or resolution measure by any regulatory or other authority or governmental body in relation to financial enterprises or their affiliated entities; and

g.

the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e., duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling)) or a difference of intention (wil) and declaration (verklaring).

E.

The term “non-assessable” has no equivalent in the Dutch language and for purposes of this opinion letter such term should be interpreted to mean that a holder of an Ordinary Share shall not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such Ordinary Share.

F.	This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

We consent to the filing of this opinion letter as an exhibit to the Company’s report on Form 6-K to be filed with the SEC in connection with the closing of the Offering. We also consent to the reference to NautaDutilh in the Registration Statement under the caption “Legal Matters”. In giving these consents, we do not admit or imply that we are a person whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

Sincerely yours,

/s/ NautaDutilh N.V.

NautaDutilh N.V.

EXHIBIT A

LIST OF DEFINITIONS

“Anti Money Laundering Laws”	The European Anti-Money Laundering Directives, as implemented in the Netherlands in the Money Laundering and Terrorist Financing Prevention Act (Wet ter voorkoming van witwassen en financieren van terrorisme) and the Dutch Criminal Code (Wetboek van Strafrecht).

“Anti-Boycott Regulation”	Regulation (EC) No 2271/96 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom.

“Articles of Association”	The Company’s articles of association (statuten) as they read from time to time.

“Bankruptcy Code”	The Dutch Bankruptcy Code (Faillissementswet).

“Board”	The Company’s board of directors (bestuur).

“Commercial Register”	The Dutch Commercial Register (handelsregister).

“Company”	Immatics N.V., a public company with limited liability (naamloze vennootschap), registered with the Commercial Register under number 77595726.

“Corporate Documents”	The Deed of Incorporation, the Deed of Conversion, the Current Articles and the Resolutions.

“Current Articles”	The Articles of Association as contained in the Deed of Conversion and as they read as of July 1, 2021 pursuant to the transitional provision previously included in the Articles of Association as article 51.

“DCC”	The Dutch Civil Code (Burgerlijk Wetboek).

“Deed of Conversion”	The deed of conversion and amendment to the Articles of Association dated July 1, 2020.

“Deed of Incorporation”	The Company’s deed of incorporation (akte van oprichting) dated March 10, 2020.

“Deed of Issue”	The draft deed of issue of the Offer Shares or Option Shares, as applicable, prepared by us with references 82045201 M 60244790 and 82045201 M 60244785, respectively.

“eIDAS Regulation”	Regulation (EU) No 910/2014 on electronic identification and trust services for electronic transactions in the internal market.

“General Meeting”	The Company’s general meeting (algemene vergadering).

“Insolvency Proceedings”	Any insolvency proceedings within the meaning of Regulation (EU) 2015/848 on insolvency proceedings (recast), listed in Annex A thereto and any statutory proceedings for the restructuring of debts (akkoordprocedure) pursuant to the Bankruptcy Code.

“NautaDutilh”	NautaDutilh N.V.

“the Netherlands”	The European territory of the Kingdom of the Netherlands and “Dutch” is in or of the Netherlands.

“Offer Shares”	12,945,916 Ordinary Shares.

“Offering”	The offering of Ordinary Shares and Warrants as contemplated by the Registration Statement, the Prospectus Supplement and the Underwriting Agreement.

“Option”	The option to acquire Ordinary Shares from the Company to be granted to the Underwriters pursuant to the Underwriting Agreement and the relevant Resolutions.

“Option Shares”	Up to 2,589,184 Ordinary Shares underlying the Option or such lesser number of Ordinary Shares in respect of which the Option is exercised, as applicable.

“Ordinary Shares”	Ordinary shares in the Company’s capital, with a nominal value of EUR 0.01 each.

“PRIIPs Regulation”	Regulation (EU) No 1286/2014 on key information documents for packaged retail and insurance-based investment products (PRIIPs).

“Prospectus Regulation”	Regulation (EU) 2017/1129 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market.

“Prospectus Supplement”	The Company’s prospectus supplement to the Registration Statement, filed with the SEC on August 25, 2026.

“Registration Statement”	The Company’s registration statement on Form F-3, filed with the SEC on March 27, 2025.

“Relevant Moment”	Each time when Offer Shares or Option Shares are issued pursuant to the execution of a Deed of Issue, or when Warrant Shares are issued pursuant to the exercise of one or more Warrants.

“Resolutions”

Each of the following:

a.  the minutes, convening notice and explanatory notes of the General Meeting, dated June 20, 2024;

b.  the written resolution of the Board, dated August 24, 2026; and

c.   the written resolution of the pricing committee established by the Board, dated August 24, 2026.

“Reviewed Documents”	Each Deed of Issue, the Warrant Agreement and the Underwriting Agreement.

“SEC”	The United States Securities and Exchange Commission.

“Underwriters”	The Underwriters in the Offering.

“Underwriting Agreement”	The underwriting agreement between the Company and the Underwriters in connection with the Offering, dated August 24, 2026.

“Warrant Agreement”	The pre-funded warrants issued by the Company to certain investors dated August 26, 2026.

“Warrant Shares”	Up to 4,315,304 Ordinary Shares underlying the Warrants issuable upon exercise of the Warrants in accordance with their terms.

“Warrants”	The warrants for Ordinary Shares issuable by the Company pursuant to any duly executed Warrant Agreement.